Exhibit 99.1

Spero Therapeutics Announces Proposed Rights Offering

$30 Million fully backstopped rights offering will be available to all stockholders of record on February 10, 2020

CAMBRIDGE, Mass., January 30, 2020 (GLOBE NEWSWIRE) — Spero Therapeutics, Inc. (Nasdaq: SPRO), a multi-asset clinical-stage biopharmaceutical company focused on identifying, developing and commercializing treatments in high unmet need areas involving multi-drug resistant bacterial infections and rare diseases, today announced its intent to raise $30.0 million through a fully backstopped rights offering. Under the terms of the proposed rights offering (the “Rights Offering”), holders of record of Spero’s common stock (“Common Stock”), Series A convertible preferred stock (“Series A Preferred”) and Series B convertible preferred stock (“Series B Preferred”) as of the close of business on February 10, 2020 (the “Record Date”) will receive a non-transferable subscription right entitling them to purchase shares of Common Stock at $9.00 per share in proportion to their pro rata ownership of Common Stock outstanding, assuming the conversion of all outstanding Series A Preferred and Series B Preferred into Common Stock. The Rights Offering will be fully backstopped by certain affiliates of BVF Partners L.P. (“BVF”), which have agreed to purchase, at a minimum, their respective as-converted pro rata share of the offering amount, plus an additional amount of securities that are not subscribed for by other purchasers in the Rights Offering, for a total of up to $30.0 million.

The subscription rights will be exercisable for an aggregate of up to 3,333,333 shares of Common Stock, with participation to be allocated among holders of Common Stock, Series A Preferred and Series B Preferred on a pro rata basis (assuming full conversion of the Series A Preferred and Series B Preferred into shares of Common Stock), subject to the aggregate offering threshold and ownership limitations. The subscription rights may be exercised only during the anticipated subscription period of February 10, 2020 through 5:00 p.m. (EST) on March 2, 2020, unless extended. Any participant in the Rights Offering that, by exercise of such participant’s subscription right would become a beneficial owner of greater than 9.99% of the outstanding number of shares of Common Stock following the Rights Offering may elect to instead purchase shares of newly-designated Series C convertible preferred stock (“Series C Preferred”). Spero intends to sell the Series C Preferred at $9,000 per share, and any such holder so electing would have a right to purchase one one-thousandth of a share of Series C Preferred for each share of Common Stock such holder had a right to purchase pursuant to such holder’s subscription rights. Each share of Series C Preferred will, subject to certain limitations, be convertible into 1,000 shares of Common Stock at the election of the holder. The Series C Preferred will generally have no voting rights, except as required by law, and will participate pari passu, on an as-converted basis, with any distribution of proceeds to holders of Common Stock, Series A Preferred and Series B Preferred in the event of Spero’s liquidation, dissolution or winding up.

The Rights Offering will be made pursuant to Spero’s effective shelf registration statement on file with the Securities and Exchange Commission (“SEC”) and only by means of a prospectus supplement and accompanying prospectus. Spero expects to mail subscription certificates evidencing the subscription rights and a copy of the prospectus supplement and accompanying prospectus for the Rights Offering shortly following the Record Date.

This press release is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

BVF, which currently owns approximately 5% of Spero’s outstanding Common Stock (and approximately 17% on an as-converted basis), will backstop the Rights Offering and has agreed to purchase up to $30.0 million of Series C Preferred at a price of $9,000 per share in a private placement promptly following the conclusion of the Rights Offering, with the dollar amount to be purchased in such private placement to be reduced by the dollar amount sold by Spero (including to BVF) in the Rights Offering.

About Spero

Spero Therapeutics, Inc. is a multi-asset, clinical-stage biopharmaceutical company focused on identifying, developing and commercializing novel treatments for multidrug-resistant (MDR) bacterial infections and rare diseases.

Spero’s lead product candidate, Tebipenem HBr (tebipenem pivoxil hydrobromide; formerly SPR994), is designed to be the first oral carbapenem-class antibiotic for use in adults to treat MDR Gram-negative infections.

Spero is also advancing SPR720, its novel oral therapy product candidate designed for the treatment of rare, orphan disease caused by pulmonary non-tuberculous mycobacterial (NTM) infections.

Spero also has a platform technology known as its Potentiator Platform that it believes will enable it to develop drugs that will expand the spectrum and potency of existing antibiotics, including formerly inactive antibiotics, against Gram-negative bacteria. Spero’s potentiator product candidate, SPR206, is designed to treat MDR Gram-negative infections in the hospital setting.

For more information, visit https://sperotherapeutics.com.

Forward Looking Statement

Investors are cautioned that statements in this press release regarding the intention, completion and timing relating to the proposed rights offering, the intended use of proceeds from the rights offering and Spero’s future development plans for its product candidates and the timing and costs thereof constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the proposed rights offering and the uncertainties inherent in the research and clinical development process. There can be no assurance that Spero will be able to complete the proposed public offering. Additional information on risks facing Spero can be found under the heading “Risk Factors” in Spero’s periodic reports, including its annual report on Form 10-K and quarterly reports on Form 10-Q, and in the preliminary prospectus relating to the proposed offering to be filed with the SEC, each available on the SEC’s web site at www.sec.gov. Spero expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Spero Investor and Media Contact:

Sharon Klahre

Senior Director, Investor Relations

857-242-1547

IR@sperotherapeutics.com